Exhibit 8.1.3

SERVICES AGREEMENT

This Services Agreement (the “Agreement”) is entered into effective April 19, 2006 (the “Effective Date”) between MORGAN BEAUMONT INC., a Nevada corporation (“Company”) and NO BORDERS INC., a Nevada corporation (“Client”) (each a “Party” and collectively, the “Parties”).

RECITALS

A.           Company offers certain Value Load Transactions on its SIRE Network for pre-paid Card Programs to its Clients.

B.           Client desires that Company provide Client with certain data processing and related services in connection with Company’s SIRE Value Load Network, and Company desires to perform certain data processing and related services to Client in connection with Company’s SIRE Value Load Network, on the terms and conditions described in this Agreement.

Company and Client agree as follows:

1.	DEFINITIONS

1.1          Defined Terms. The following capitalized terms shall have the meanings given to them below when used in this Agreement:

“Agreement” shall mean this Service Agreement as amended from time to time including any Schedules attached hereto and Program Schedules which are entered into between the Parties from time to time during the term hereof.

“Arbitration Demand” is defined in Section 11.3(b) of this Agreement.

“Arbitration Panel” is defined in Section 11.3(b) of this Agreement.

“Associations” means, collectively, Discover, Visa, MasterCard, and the ATM/POS Networks.

“ATM/POS Networks” means such ATM or POS networks as may be specified by Morgan Beaumont and Client from time to time under this Agreement.

“CDC” shall mean the Company’s Data Center which will transmit information to Client’s Processor for Value Load Transactions.

“Client Content” shall mean (a) all text, pictures, sound, graphics, video and other data supplied by Client to Morgan Beaumont pursuant to this Agreement, whether such materials are owned by Client or licensed for use by Client, as such materials may be modified from time to time for use on the Web Site; and (b) all user-generated materials appearing on the Web Site.

“Client Data” shall mean any data or information of Client or any Cardholder that is provided to or obtained by Morgan Beaumont in the performance of its obligations under this Agreement, including data and information with respect to the businesses, customers, operations, facilities, products, consumer markets, assets, and finances of Client. Client Data also shall mean any data or information created, generated, collected or processed by Morgan Beaumont in the performance of its obligations under this Agreement, including data processing input and output, Cardholder information, and third party service and product agreements.

“Client Marks” shall mean the trademarks, service marks, trade names, logos and other commercial and product designations of Client identified by Client for use on the Web Site.

“Client Obligations” means those obligations of Client as specified in Section 3 of this Agreement.

“Client Owned Materials” is defined in Section 7.3(a) of this Agreement.

“Client Processor” is the electronic funds processor used by the Client and the Client’s Issuing Bank to manage the balance of the Transaction Card.

“Basic Qualifications” is defined in Section 11.3(b) of this Agreement.

“Breach Notice” is defined in Section 12.2 of this Agreement.

“Breaching Party” is defined in Section 12.2 of this Agreement.

“Cardholder” means an individual or Entity which has established a Cardholder Account through Client.

“Cardholder Account” means an arrangement between an individual or an Entity and Client, which provides that the individual or Entity may use one or more Transaction Cards issued through Client.

“Charges” are defined in Section 4.1 of this Agreement.

“CISP” is defined in Section 6.9(b) of this Agreement.

“Confidential Information” is defined in Section 6.1 of this Agreement.

“Damages” is defined in Section 13.1(a) of this Agreement.

“Discover” means NOVUS Services, Inc.

“Dispute” is defined in Section 11.1 of this Agreement.

Doc1.Rev2	Morgan Beaumont. Inc. Confidential & Proprietary

“Disputing Party” is defined in Section 11.3(a) of this Agreement.

“Domain Name” shall mean the alphanumeric name that is selected by Client for a particular computer system that is used by the Internet to identify that system, as designated in the Program Schedules.

“Entity” means a corporation, partnership, sole proprietorship, joint venture, or other form of organization.

“Funding Payment” shall mean the payment instruction and amount for the initial load or Reload of a Transaction Card.

“Governmental Requirements” means collectively all statutes, codes, ordinances, laws, regulations, rules, orders and decrees of all governmental authorities (including without limitation federal, state and local governments, governmental agencies and quasi-governmental agencies) having jurisdiction over a Party.

“Intellectual Property Rights” shall mean any and all (by whatever name or term known or designated) tangible and intangible and now known or hereafter existing (a) rights associated with works of authorship throughout the universe, including but not limited to copyrights, moral rights, and mask-works, (b) trademark and trade name rights and similar rights, (c) trade secret rights, (d) patents, designs, algorithms and other industrial property rights, (e) all other intellectual and industrial property rights (of every kind and nature throughout the universe and however designated) (including logos, “rental” rights and rights to remuneration), whether arising by operation of law, contract, license, or otherwise, and (f) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues hereof now or hereafter in force (including any rights in any of the foregoing).

“Load” means the initial addition of value to a Transaction Card accomplished by Company in conjunction with the Client’s Processor to the associated Transaction Card Account, with a corresponding increase in the Transaction Card balance.

“MasterCard” means MasterCard International Incorporated or its successors or assigns.

“Materials” shall mean, collectively, works of authorship, specifications, design documents and analyses, programs, program listings, programming tools, documentation, reports, drawings and similar work product.

“Non-Breaching Party” is defined in Section 12.2 of this Agreement.

“Operating Rules” means, collectively, the regulations and procedures issued by Discover, MasterCard, Visa, the ATM/POS Networks, as amended from time to time.

“Original Term” is defined in the Program Schedule for each Transaction Card Program.

Doc1.Rev2	Morgan Beaumont. Inc. Confidential & Proprietary

“Reload” means any addition of value to a Transaction Card, after the initial load, accomplished by Company in conjunction with the Client’s Processor to the associated Transaction Card account, with a corresponding increase in the Transaction Card balance.

“Renewal Term” is defined in each Program Schedule.

“Settlement Account” shall mean that Client account established by Client for settlement of Transaction Card transactions with the Client Processor and Issuing Bank.

“Service Change” is defined in Section 2.2 of this Agreement.

“SIRE Network Merchant” shall mean a merchant or other organization participating in the Company’s SIRE Network performing Load and Reload transactions.

“SIRE Network Merchant Account” shall mean the bank account under the control of the SIRE Network Merchant from which funds are debited for Load or Reload transactions.

“Start-Up” means the preparation of the Morgan Beaumont SIRE Network for the set-up of Client Data relating to new Value Load Transaction offered by Client and the integration of the SIRE Network with the Client Processor.

“Taxes” is defined in Section 4.3 of this Agreement.

“Transaction Card” means a valid and un-expired host based stored value card issued through Client, and bearing the symbols of one or more of Discover, MasterCard, Visa or the ATM/POS Networks.

“Transaction Card Program” means a program, described in a Program Schedule, initiated by Client pursuant to which Client will provide Transaction Cards to its Cardholders.

“Visa” means, individually or collectively, as appropriate, Visa U.S.A. Inc. or Visa International or either of their successors or assigns.

“Web Site” shall mean the electronic, publicly viewable computer screen depictions of the Morgan Beaumont System, the Morgan Beaumont Content, the Client Content and the Client Marks.

“Web Site Specifications” shall mean the technical, aesthetic and functional requirements for the Web Site, as set forth in the applicable Program Schedule.

“Morgan Beaumont Content” shall mean all text, pictures, sound, graphics, video and other data, exclusive of the Client Content, provided by Morgan Beaumont for use on the Web Site, whether such materials are owned by Morgan Beaumont or licensed for use by Morgan Beaumont, as such materials may be modified from time to time.

“Morgan Beaumont Owned Materials” is defined in Section 7.3(b) of this Agreement.

Doc1.Rev2	Morgan Beaumont. Inc. Confidential & Proprietary

“Morgan Beaumont Records” is defined in Section 2.9(a) of this Agreement.

“Morgan Beaumont System” means the computer equipment, computer software and related equipment and documentation used at any time and from time to time by Morgan Beaumont to provide the services contemplated by this Agreement.

“Wind-Down Period” is defined in Section 12.5 of this Agreement.

“Year-End Financial Report” is defined in Section 2.10 of this Agreement.

1.2          Other Terms. The terms defined in Section 1.1 include the plural as well as the singular. Unless otherwise expressly stated, the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, subsection or other subdivision. The words “include” and “including” shall not be construed as terms of limitation. The word “or” shall mean “and/or” unless the context requires otherwise. The words “day,” “month,” and “year” mean, respectively, calendar day, calendar month and calendar year. Other terms used in this Agreement are defined in the context in which they are used and shall have the meanings there indicated.

2.	PROVISION OF SERVICES

2.1          Scope of Services. Morgan Beaumont will offer the following services to Client pursuant to the terms of this Agreement:

2.1(a) Morgan Beaumont Load Services: . Morgan Beaumont will provide, and electronically process each approved Load and Reload onto a Transaction Card, at all existing Sire Network Merchant locations, and will electronically collect and guarantee funds from existing Sire Network retail locations for distribution to the Transaction Card immediately upon receipt of load data from the CDC.

2.1.(b) Morgan Beaumont Transaction Card Services: The Morgan Beaumont CDC will receive each request for a SIRE Network Load or Reload transaction at the Company’s CDC. The CDC will electronically communicate with the Client’s Processor to verify the Transaction Card’s validity and notify the Client Processor of the increase in card balance. If the transaction is approved by the Client’s Processor, the Company will notify the SIRE Network Merchant of completion of the transaction. Funds loaded onto the Transaction Card will be available for use by the Cardholder within 15 minutes of the transaction if the SIRE Network Merchant is connected by direct communications to the Company’s CDC. SIRE Network Merchant locations that are not connected by direct communications to the Company’s CDC will be settled overnight by ACH and the Client Processor will be notified the next banking day of the increase in Transaction Card balance. Client will fund a settlement account for short term (overnight) needs at the client processor to ensure cards have guaranteed availability.

Doc1.Rev2	Morgan Beaumont. Inc. Confidential & Proprietary

2.1.(c) Morgan Beaumont Settlement Services: The Company will settle the Funds for the Load or Reload in a two step process. First, the SIRE Network Merchant Account will be debited for the amount of the Fund plus the transaction fees. Next, an ACH credit transaction will be posted to the Client Settlement Account to provide the funding for the increase in Transaction Card balance increase.

2.2          Change in Scope of Services. Client or Morgan Beaumont may deem it necessary or appropriate from time to time to add other services or increase, reduce, or change the Morgan Beaumont Services under one or more Value Load Transaction Agreements (a “Service Change”). Either Party may make a proposal for a Service Change, whereupon the Parties shall mutually evaluate feasibility, manner and timing for implementation, impact on pricing, impact on performance requirements and all other relevant matters. A Service Change shall not be implemented unless and until the Service Change is approved by both Parties. If the Service Change is approved by the Parties, the Service Change shall be implemented by Morgan Beaumont as expeditiously as possible. An approved Service Change shall be set forth in a written amendment to the applicable Program Schedule, which amendment shall be signed by authorized representatives of the Parties.

2.3	Start-Up.

(a)          Morgan Beaumont shall provide, subject to any applicable approvals of the Associations and the Client (as required), complete the Start-Up on the date specified in the applicable Program Schedule, or at such other date as may a date to be mutually agreed upon by Morgan Beaumont and Client (the “Scheduled Start-Up Date”). To the extent that Morgan Beaumont and Client mutually agree, the Scheduled Start-Up Date may be modified from time to time prior to Start-Up.

(b)          Client will (i) use all reasonable resources, including the assignment of adequate personnel to assure timely performance of those functions required of Client under the Start-Up, and (ii) cooperate with Morgan Beaumont so as to enable Start-Up to be completed on or before the Scheduled Start-Up Date.

(c)          Morgan Beaumont will use all reasonable resources, including the assignment of adequate personnel to assure timely performance of those functions required of Morgan Beaumont under the Start-Up so as to enable Start-Up to be completed on or by the Scheduled Start-Up Date.

(d)          With respect to each Program Schedule, following the successful completion of the Start-Up, Client agrees to pay the Start-Up Fee as provided for in the Program Schedule. In addition, each Party shall be responsible for and pay all costs and expenses incurred by it in connection with the Start-Up.

Doc1.Rev2	Morgan Beaumont. Inc. Confidential & Proprietary

2.5          Service Standards. Morgan Beaumont represents and warrants that the Morgan Beaumont Services shall be rendered with promptness and diligence and shall be executed in a workmanlike manner.

2.6          Reports. Morgan Beaumont shall provide to Client the reports described in a Program Schedule at the frequencies provided therein. In addition, from time to time, Client may identify additional reports to be generated by Morgan Beaumont and delivered to Client on an ad hoc or periodic basis. To the extent Morgan Beaumont must dedicate significant labor or resources to the preparation of additional reports that can only be manually generated or to the implementation of system changes to permit such reports to be electronically generated, Client shall reimburse Morgan Beaumont at Morgan Beaumont’s standard time and material rates for costs incurred by Morgan Beaumont in connection therewith.

2.7        Disaster Recovery. Morgan Beaumont shall be responsible for disaster recovery planning for the Morgan Beaumont Services and testing, implementation and execution of disaster recovery plan. Upon Client’s reasonable request, Morgan Beaumont shall make available to Client for the purpose of responding to questions concerning Morgan Beaumont’s disaster recovery plan, one or more Morgan Beaumont representatives who are knowledgeable about Morgan Beaumont’s disaster recovery plan, the manner in which it is tested and the manner in which it would be implemented in the event of a disaster. Morgan Beaumont’s disaster recovery plan will (i) address functions and operations of the Morgan Beaumont Services used by Client; (ii) specify recovery time frames for functions and operations used by Client; (iii) be thoroughly tested at least annually; and (iv) be regularly updated to the extent necessary to correct deficiencies therewith or to remain consistent with industry practices, as reasonably determined by Morgan Beaumont, at Morgan Beaumont’s cost. Morgan Beaumont will provide to Client annually, a statement from an authorized officer of the Company, stipulating the existence of a disaster recovery plan and certification of testing.

2.8	Audit.

(a)         Morgan Beaumont Records. Morgan Beaumont shall maintain complete and accurate records of and supporting documentation for all transactions, financial and non-financial, that result from or are created in connection with Morgan Beaumont’s performance of the Morgan Beaumont Services and its other material obligations under this Agreement and that are in sufficient detail to enable the performance of its obligations hereunder to be substantiated (“Morgan Beaumont Records”). With respect to the amounts chargeable to and payments made by Client under this Agreement, Morgan Beaumont Records shall be kept in accordance with generally accepted accounting principles applied on a consistent basis. Morgan Beaumont shall retain Morgan Beaumont Records in accordance with this Agreement until the later of (i) the minimum period of time period required to meet statutory and regulatory obligations, including, without limitations the Governmental Requirements or Operating Rules, or, in the absence of clear statutory and regulatory minimums, (ii) for a period of five (5) years after creation.

(b)         Audits. Morgan Beaumont shall provide to Client (and internal and external auditors, inspectors, regulators and other representatives that Client may designate from time to time) access at reasonable hours to Morgan Beaumont personnel and to Morgan Beaumont Records

Doc1.Rev2	Morgan Beaumont. Inc. Confidential & Proprietary

and other pertinent information, all to the extent relevant to the performance of Morgan Beaumont’s financial and non-financial obligations under this Agreement and to the extent permitted by applicable Governmental Requirements. Such access shall be provided for the purpose of performing audits and inspections to, without limitation, (i) verify the accuracy and completeness of Morgan Beaumont’s invoices, (ii) examine Morgan Beaumont’s performance of its other financial obligations to Client under this Agreement, and (iii) enable Client to meet applicable legal, regulatory and contractual requirements. Client shall not be entitled to inspect, and Morgan Beaumont shall not be obligated to make available, information relating to Morgan Beaumont’s cost or profit in providing the Morgan Beaumont Services. Morgan Beaumont will provide a copy of a PCI certification and audit to client annually.

(c)	Limitations.

(1)          Not more than one audit pursuant to Section 2.9(b) will occur during any twelve (12) month period, except as necessary to comply with applicable Governmental Requirements.

(2)          All audits will be performed in a manner so as not to interfere materially and unnecessarily with Morgan Beaumont’s ability to perform the Morgan Beaumont Services in accordance with this Agreement.

(3)          Following any audit, Client shall conduct (in the case of an internal audit), or request its external auditors or examiners to conduct, an exit conference with Morgan Beaumont to obtain factual concurrence with issues identified in the review.

(d)         Review. Morgan Beaumont and Client shall meet to review each audit report promptly after the issuance thereof. Morgan Beaumont will respond to each audit report in writing within thirty (30) days from receipt of such report. Morgan Beaumont and Client shall develop and agree upon an action plan to promptly address and resolve any deficiencies, concerns and/or recommendations in such audit report and Morgan Beaumont shall undertake remedial action in accordance with such action plan and the dates specified therein. Morgan Beaumont shall promptly reimburse Client for any overpayment identified by such audit report. If such deficiency, concern or recommendation relates to a then-existing obligation of Morgan Beaumont under this Agreement, Morgan Beaumont shall undertake such remedial action at its own expense. If such deficiency, concern or recommendation constitutes a new contract requirement, such remedial action shall be treated as a Service Change under Section 2.2.

3.	CLIENT OBLIGATIONS

3.1          Cooperation. Client will cooperate with Morgan Beaumont in the performance of Client’s activities contemplated by this Agreement by, among other things, making available, as reasonably requested by Morgan Beaumont, such volume and other forecasts, updated information, management decisions and approvals so that Morgan Beaumont may fulfill its obligations under this Agreement in a timely and efficient manner.

Doc1.Rev2	Morgan Beaumont. Inc. Confidential & Proprietary

3.2          Exclusivity. Client shall ensure that Morgan Beaumont shall be the sole provider of the Morgan Beaumont Services to Client. Client will not discontinue or reduce all or any part of the Morgan Beaumont Services for any reason, including, without limitation, the provision of any of such Morgan Beaumont Services itself or to obtaining any of such Morgan Beaumont Services from a third party. In a passive manner, should client be approached by an existing Morgan Beaumont retail location, with proper notice, the client may offer private label products and marketing to support the products. In this case, load services will continue at the Morgan Beaumont sites.

3.3          Client Content. Client will deliver to Morgan Beaumont, in the format(s) specified by Morgan Beaumont, all Client Content that Client intends for Morgan Beaumont to incorporate into the Web Site. Client shall bear all costs associated with the telecommunications and computer hardware, software and services necessary to generate the Client Content and deliver it to Morgan Beaumont.

3.4          Client License. Client hereby grants to Morgan Beaumont a non-exclusive, royalty free, worldwide license to use the Client Content solely in connection with performing the Morgan Beaumont Services described herein and otherwise carrying out its obligations hereunder, including without limitation, the right to distribute, reproduce, create derivative works of, publicly perform, publicly display and digitally perform the Client Content in and on the Web Site.

3.5          Client Marks. Subject to the terms and conditions of this Agreement, Client hereby grants to Morgan Beaumont a limited, non-exclusive, non-sublicenseable, royalty-free, worldwide license to use the Client Marks on the Web Site and in other materials which are prepared by Morgan Beaumont in support of Client’s Value Load Transaction. Client may terminate Morgan Beaumont’s right to use the Client Marks, in whole or in part, if the usage of such Client Marks does not comply with Client’s then-current standards for use of such Client Marks; provided, Client has provided Morgan Beaumont with written notice of such non-compliance and Morgan Beaumont has failed to correct such non-compliance within thirty (30) days following receipt of such notice. Except as set forth above, neither Party may use the other Party’s trademarks, service marks, trade names, logos, or other commercial or product designations for any purpose whatsoever without the prior written consent of the Party owning such marks.

3.6          Establishment of Account for Settlement. Client will establish and maintain a Settlement Account at a bank selected by Client Morgan Beaumont and Client will cause all Funding Payments to be deposited directly into the Settlement Account on each day on which the bank is officially open for business (“Banking Business Day”). Client will establish and be responsible for direct settlement by the Associations to this Settlement Account each Banking Business Day. Client will be responsible for maintaining and reconciling this account utilizing the standard Morgan Beaumont reports.

3.7          Maintenance of Sufficient Funds. Client shall be solely responsible for maintaining sufficient funds in the Settlement Account so as to enable the Associations to settle transactions on any given Banking Business Day.

Doc1.Rev2	Morgan Beaumont. Inc. Confidential & Proprietary

3.8          Collection Disclosure. In the event of transactions exceeding the limit applicable to a Cardholder’s Transaction Card, caused by some act other than a failure of Morgan Beaumont’s System, Client shall be liable for any transaction responsible for such overdraft or negative balance.

3.9          Other Client Responsibilities. Client shall perform the additional obligations identified in Program Schedules which are entered into by the Parties pursuant to this Agreement.

4.	PAYMENT FOR SERVICES

4.1.       Fees and Expenses. Client shall pay Morgan Beaumont the fees and expenses described in a Program Schedule (the “Charges”) for the Morgan Beaumont Services. Unless otherwise provided in a Program Schedule, the Charges applicable to the performance of Morgan Beaumont Services under a Program Schedule shall be as set forth in Schedule B.

4.2          Payment. To facilitate the payment of Charges and any other fee, Taxes, interest payment or amount due or payable to Morgan Beaumont under this Agreement, Client will provide Morgan Beaumont with access to a bank account of Client’s funds not requiring signature and will notify Morgan Beaumont of the demand deposit account number and transit routing number for the account. Morgan Beaumont may, on a monthly basis, draw upon the bank account to pay Charges, fees, Taxes, interest payments or any other amount due or payable to Morgan Beaumont under the terms of this Agreement for Morgan Beaumont Services performed during the preceding month. The detailed records of the amounts drawn on the account of Client will be provided by Morgan Beaumont to Client on a monthly basis 5 days prior to each such monthly draft. Morgan Beaumont shall be under no obligation to effect the Start-Up until the account has been established as provided herein. If any Charges are not paid when due, a late charge of 1½% per month or the highest late charge allowed by governing law, whichever is less, shall apply to such unpaid amounts from the due date until paid in full.

4.3          Taxes. The Charges do not include any taxes, duties or other governmental charges (collectively “Taxes”), such as but not limited to sales, use, excise, and value added taxes. Client shall pay all Taxes levied or imposed by any governmental authority in connection with the Morgan Beaumont Services, but excluding taxes which are imposed on Morgan Beaumont’s net income.

4.4          Good Faith Dispute. If Client in good faith disputes all or any portion of the Charges, Client shall notify Morgan Beaumont as soon as possible (and in any event no later than the due date of the payment) of the specific amount disputed and shall provide reasonable detail as to the basis for the dispute. The Parties shall then attempt to resolve the disputed portion of such Charges as soon as possible in accordance with the dispute resolution procedures in Section 11.

5.	COVENANTS OF PARTIES

Doc1.Rev2	Morgan Beaumont. Inc. Confidential & Proprietary

5.1	Compliance With Governmental Requirements and Operating Rules.

(a)          Morgan Beaumont shall comply in all material respects with all Governmental Requirements and the Operating Rules which are applicable to Morgan Beaumont’s provision of the Morgan Beaumont Services and Morgan Beaumont’s other responsibilities under this Agreement, including without limitation securing any licenses, permits, registrations or other authorizations from such governmental authorities as Morgan Beaumont may need in order to provide the Morgan Beaumont Services and carry out Morgan Beaumont’s other responsibilities under this Agreement. Client shall comply in all material respects with all Governmental Requirements and the Operating Rules which are applicable to Client’s business and Client’s other responsibilities under this Agreement, including without limitation securing any licenses, permits, registrations or other authorizations from such governmental authorities as Client may need in order to issue Transaction Cards to Cardholders and to carry out Client’s other responsibilities under this Agreement.

(b)          Client acknowledges and agrees that it is solely responsible for monitoring legal developments applicable to the operation of its business and Transaction Card operations, and interpreting applicable Governmental Requirements, determining the requirements for compliance with all applicable Governmental Requirements, and maintaining an ongoing compliance program. Client acknowledges that Morgan Beaumont provides value load transaction services to financial institutions and other Entities chartered and regulated by various state and federal agencies and non-financial institutions subject to different regulatory oversight such that Morgan Beaumont cannot reasonably be expected to monitor or interpret the Governmental Requirements applicable to its diverse customer base, or provide compliance services to customers with respect to such Governmental Requirements. Consequently, Client agrees that Morgan Beaumont has no responsibility to monitor or interpret Governmental Requirements applicable to Client’s business, or to monitor or review the terms and conditions of Client’s Value Load Transaction or Client’s selection of system options and programming, or to assure that Client’s selection of any system option or programming (either alone or acting in conjunction with other system options and programming selected by Client) is consistent with Governmental Requirements applicable to Client, or the terms and conditions of Client’s Transaction Card agreements with, or disclosure to, its Cardholders.

(c)          Morgan Beaumont shall be entitled to rely upon and use, without verification, any and all information, data and instructions any time submitted to Morgan Beaumont by Client having to do with the Cardholder Accounts of Client, and Morgan Beaumont shall have no responsibility or liability whatsoever for (i) the accuracy or inaccuracy thereof, (ii) the wording or text authored or submitted by Client to Morgan Beaumont, for materials to be prepared or for other purposes, (iii) the wording or text appearing on any forms, Transaction Cards or other materials furnished by Client to Morgan Beaumont, or (iv) any non-compliance of such information, data, instruction, wording or text with applicable Governmental Requirements.

5.2          Non-Solicitation. During the term of this Agreement and for twelve (12) months thereafter Morgan Beaumont and Client shall not directly or indirectly solicit for employment any person employed then or within the preceding twelve (12) months by the other Party,

Doc1.Rev2	Morgan Beaumont. Inc. Confidential & Proprietary

without the other Party’s consent in writing. The foregoing prohibition does not include general public solicitations for employment.

6.	CONFIDENTIALITY

6.1          Confidential Information. Each of Morgan Beaumont and Client acknowledges that the other possesses and will continue to possess information that has been developed or received by it, has commercial value in its business and is not in the public domain. For purposes of this Agreement, “Confidential Information” shall (a) all information of a Party marked “confidential,” “restricted,” “proprietary” or with a similar designation; (b) in the case of Client, in addition to the items specified in (a) above, Client Data and business information regarding business planning and operations of Client and (c) in the case of Morgan Beaumont, in addition to the items specified in (a) above, trade secrets, confidential knowledge, know-how, technical information, data or other proprietary information relating to the Morgan Beaumont System (including, without limitation, all source code, object code, software programs, computer processing systems and techniques employed or used by Morgan Beaumont or its Affiliates and any related items such as specifications, layouts, flow charts, manuals, instruction books and programmer, technical and user documentation, and any and all upgrades, enhancements, improvements or modifications to the foregoing); business information regarding business planning and operations of Morgan Beaumont and its Affiliates; and all information regarding Morgan Beaumont’s provision of Morgan Beaumont Services hereunder.

6.2          Obligations. Each Party will use at least the same degree of care, but not less than reasonable care, to prevent disclosing to other persons the Confidential Information of the other Party as it employs to avoid unauthorized disclosure, publication or dissemination of its own information of a similar nature; provided, however, that each Party may disclose such information to its employees, agents, subcontractors and vendors who have a need to know such information and who have been advised by the disclosing Party of the obligation to preserve such information’s confidentiality. The receiving Party shall be responsible for any breach by any such employee, agent, subcontractor or vendor of any such confidentiality obligations. Upon expiration or termination of this Agreement for any reason, each Party shall return promptly to the other Party all Confidential Information in such Party’s possession and certify in writing to the other Party its compliance with this sentence.

6.3          Exclusions. Notwithstanding the foregoing, this Section 6 will not apply to any particular information of a Party that the other Party can demonstrate (a) was, at the time of disclosure to it, in the public domain; (b) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the receiving Party; (c) was in the possession of the receiving Party at the time of disclosure to it without being subject to another confidentiality agreement; (d) was received after disclosure to it from a third party who had a lawful right to disclose such information to it; or (e) was independently developed by the receiving Party without reference to Confidential Information of the furnishing Party. In addition, a Party shall not be considered to have breached its obligations under this Section 6 for disclosing Confidential Information of the other Party (i) as required pursuant to an arbitration proceeding conducted in accordance with Section 11, provided that such disclosure is made in accordance with the approval or at the direction of the Arbitration Panel, or (ii) if in the opinion of such

Doc1.Rev2	Morgan Beaumont. Inc. Confidential & Proprietary

Party’s counsel, such disclosure is required by legal process or pursuant to any applicable statute, rule or regulation, provided that, except with respect to securities laws disclosure obligations, such Party advises the other Party prior to making such disclosure in order that the other Party may object to such disclosure, take action to assure confidential handling of the Confidential Information, or take such other appropriate action to protect the Confidential Information.

6.4          Loss of Confidential Information. In the event of any disclosure or loss of, or inability to account for, any Confidential Information of the furnishing Party, the receiving Party will promptly notify the furnishing Party.

6.5          No Implied Rights. Nothing contained in this Section 6 shall be construed as obligating a Party to disclose any particular Confidential Information to the other Party, or as granting to or conferring on a Party, expressly or impliedly, any rights or license to the Confidential Information of the other Party, except as otherwise provided herein.

6.6          Publicity. Neither Party will, without the other Party’s prior written consent, use the name, service marks or trademarks of the other Party or any of its Affiliates; provided, however, that (a) Morgan Beaumont may use Client as a reference and may indicate to others that Client is a user of the Morgan Beaumont System to provide the Morgan Beaumont Services under this Agreement; and (b) Client may indicate to others that Morgan Beaumont is the provider of services covered by this Agreement.

6.7          Equitable Remedies. Each Party acknowledges that, if it breaches (or attempts or threatens to breach) its obligations under this Section 6, the other Party will be irreparably harmed. Accordingly, if a court of competent jurisdiction should find that a Party has breached (or attempted or threatened to breach) any such obligations, such Party will not oppose the entry of an appropriate order compelling performance by such Party and restraining it from any further breaches (or attempted or threatened breaches).

6.8          Confidentiality of Agreement. Both Parties agree that the terms and conditions of this Agreement shall be treated as confidential information and that no reference to the terms and conditions of this Agreement or to activities pertaining thereto can be made in any form without the prior written consent of the other party; provided, however, that the general existence of this Agreement shall not be treated as confidential information and that either party may disclose the terms and conditions of this Agreement: (a) as required by any court or other governmental body; (b) as otherwise required by law including Morgan Beaumont’s obligations under applicable securities laws; (c) to legal counsel of the parties; (d) in confidence, to accountants, banks, proposed investors, and financing sources and their advisors; (e) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; or (f) in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like.

6.9	Security of Cardholder Data.

(a)         Morgan Beaumont has designed and implemented an Information Security Program that is designed to protect cardholder data in accordance with the Visa/MasterCard

Doc1.Rev2	Morgan Beaumont. Inc. Confidential & Proprietary

Cardholder Information Security Program (“CISP”) requirements. At all times during the term of the Agreement, Morgan Beaumont shall be in compliance with the CISP requirements, as the same may be revised from time to time.

7.	INTELLECTUAL PROPERTY RIGHTS

7.1          Ownership of Intellectual Property Rights. Morgan Beaumont shall be the sole and exclusive owner of all right, title and interest (including, without limitation, all Intellectual Property Rights) in and to the Morgan Beaumont System. Client acknowledges that the Morgan Beaumont System constitutes valuable trade secrets of Morgan Beaumont and constitutes Confidential Information subject to Section 6. Nothing in this Agreement shall be deemed to grant to one Party, by implication, estoppel or otherwise, license rights, ownership rights or any other Intellectual Property Rights in any materials owned by the other Party or any Affiliate of the other Party.

7.2          Client Data. Client shall own all right, title and interest in and to the Client Data. Following expiration or termination of this Agreement, Morgan Beaumont shall promptly provide to Client a copy of all Client Data. Morgan Beaumont acknowledges that the Client Data constitutes Confidential Information subject to Section 6. Morgan Beaumont may, upon prior written notice to Client, retain a copy of the Client Data if required to satisfy the Governmental Requirements.

7.3	Materials.

(a)         Client shall be the sole and exclusive owner of (1) Materials owned by it as of the Effective Date, (2) the Materials developed or created by Client or its Affiliates, and their agents and subcontractors, and (3) all enhancements and derivative works of such Materials, regardless of who prepared such enhancements and derivative works, and in what manner such enhancements and derivative works were prepared, including United States and foreign Intellectual Property Rights in such Materials (collectively, the “Client Owned Materials”). Client grants to Morgan Beaumont a non-exclusive, fully paid-up, non-transferable, limited license, during the Term of this Agreement, to use, execute, reproduce, display, and perform the Client Owned Materials in the performance of the Morgan Beaumont Services in accordance with the terms of this Agreement.

(b)        Morgan Beaumont shall be the sole and exclusive owner of the (1) Materials owned by it as of the Effective Date, (2) Materials developed by Morgan Beaumont in the course of the performance of its obligations under this Agreement, exclusive of any derivative works prepared by Morgan Beaumont of the Client Owned Materials and (3) derivative works of any such Materials which may be developed by Morgan Beaumont in the performance of the Morgan Beaumont Services under this Agreement, including United States and foreign Intellectual Property Rights in such Morgan Beaumont Owned Materials (collectively, the “Morgan Beaumont Owned Materials”). Morgan Beaumont grants to Client a non-exclusive, fully paid-up, non-transferable, limited license, during the Term of this Agreement, to use, execute, reproduce, display, and perform the Morgan Beaumont Owned

Doc1.Rev2	Morgan Beaumont. Inc. Confidential & Proprietary

Materials in connection with Client’s receipt of the Morgan Beaumont Services, in accordance with the terms of this Agreement.

(c)          This Agreement shall not confer upon either Party Intellectual Property Rights in Materials of the other Party (to the extent not covered by this Section 7.3) unless otherwise so provided elsewhere in this Agreement.

(d)	General Rights

(1)          Each Party agrees to reproduce copyright legends which appear on any portion of the Materials which may be owned by the other Party.

(2)          Nothing in this Agreement shall restrict any employees or representatives of a Party who retain solely in intangible form after performing the obligations of such Party under this Agreement, general ideas, concepts, know-how, or techniques relating to data processing or network management which either Party, individually or jointly, develops or discloses to such employee or representative while such employee or representative is performing the obligations, or exercising the rights, of a Party under this Agreement, from using such ideas, concepts, know-how, or techniques for the benefit of either Party, except to the extent that such use infringes upon any Intellectual Property Right of a of a Party or its Affiliates; provided, however, that this Section 7.3(d)(2) shall not be deemed to limit either Party’s obligations under this Agreement with respect to the disclosure or use of Confidential Information.

(3)          Except as expressly specified in this Agreement, nothing in this Agreement shall be deemed to grant to one Party, by implication, estoppel or otherwise, license rights, ownership rights or any other Intellectual Property Rights in any Materials owned by the other Party or any Affiliate of the other Party.

8.	INSURANCE

Each Party shall obtain and maintain, at its own cost insurance. These insurance coverages do not create or imply any limitation of liability. The Party which is responsible for obtaining and maintaining certain insurance coverages shall provide the other Party with certificates of such insurance coverages promptly following the date that this Agreement has been executed by both Parties. Each insurance certificate shall provide that the insurance policy shall not be subject to termination without at least thirty (30) days prior written notice to the certificate holder. A Party responsible for obtaining and maintaining property insurance coverage shall use all reasonable efforts to ensure that the policy contains a provision or endorsement which waives the insurance company’s right of subrogation against the other Party and its employees, agents, directors and officers in the event of any loss or damage from events within the coverage of the insurance policy.

Doc1.Rev2	Morgan Beaumont. Inc. Confidential & Proprietary

9.	LIMITATION OF LIABILITY

9.1          Direct Damages. If a Party shall during the term of this Agreement be liable to the other Party, any Affiliate, any Cardholder, or any other individual or Entity as a result of any disputes, controversies or claims of any kind or nature arising under or in connection with this Agreement or the transactions contemplated hereby (whether any such breaches, disputes, controversies or claims are based upon contract, tort (including negligence) or any other legal theory), all damages from all such breaches, disputes, controversies or claims are limited to actual, direct and out-of-pocket damages which are reasonably incurred by the injured Party.

9.2          Consequential Damages Exclusion. It is agreed that in no event, shall a Party be liable to the other Party for consequential, indirect, special, punitive or incidental damages, or for any lost profits, lost revenues, or damage to good will.

10.	EXCUSABLE DELAY

10.1       Excusable Delay Defined. The term “Excusable Delay” shall mean a delay in performance or failure to perform which is due to an event beyond the reasonable control of a Party and shall include, without limitation, (a) acts of God, weather conditions, explosion, flood, earthquake, or fire; (b) war or threat of war, sabotaging, riot, revolution, civil disturbance or requisition; (c) acts, restrictions, regulations, prohibitions or measures of any kind on the part of any governmental authority; (d) import and export regulations or embargoes; or (e) strikes, lockouts, or other industrial actions or trade disputes.

10.2       Delay or Non-Performance Due to Excusable Delay. Neither Party shall be liable to the other Party or be deemed to be in breach of this Agreement (other than Client’s obligation to pay Charges owed Morgan Beaumont pursuant to this Agreement) by reason of any Excusable Delay. A Party experiencing an Excusable Delay in its performance shall immediately notify the other Party by telephone (to be confirmed in writing within three days after the inception of the Excusable Delay) and shall describe in reasonable detail the circumstances causing such Excusable Delay. The Party experiencing Excusable Delay shall be excused from performance of such obligations so affected by the Excusable Delay event for the period during which the Excusable Delay event continues and for such time thereafter as is reasonably necessary to overcome the effects of such Excusable Delay. Both Parties shall use all reasonable efforts to overcome or work around the Excusable Delay event as soon as reasonably practicable.

11.	DISPUTE RESOLUTION

11.1      General. Any dispute between the Parties arising under or in connection with this Agreement or any breach of this Agreement (a “Dispute”) shall be resolved solely in accordance with the procedures in this Section 11.

11.2       Efforts to Resolve by Mutual Agreement. Any Dispute arising from or in connection with this Agreement or the relationship of the Parties under this Agreement whether

Doc1.Rev2	Morgan Beaumont. Inc. Confidential & Proprietary

based on contract, tort, common law, equity, statute, regulation, order or otherwise, shall be resolved as follows:

(a)          Upon written request of either Morgan Beaumont, on the one hand, or Client, on the other hand, the Parties will appoint a designated representative whose task it will be to meet for the purpose of endeavoring to resolve such Dispute.

(b)          The designated representatives shall meet as often as the Parties reasonably deem necessary to discuss the problem in an effort to resolve the Dispute without the necessity of any formal proceeding.

(c)          Formal proceedings for the resolution of a Dispute may not be commenced until the earlier of:

(i)	the designated representatives concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or

(ii)	the expiration of the thirty (30) day period immediately following the initial request to negotiate the Dispute;

provided, however, that this Section 11.2 will not be construed to prevent a Party from instituting formal proceedings earlier to avoid the expiration of any applicable limitations period, to preserve a superior position with respect to other creditors or to seek temporary or preliminary injunctive relief pursuant to Section 6.7.

11.3	Arbitration.

(a)          If the Parties are unable to resolve any Dispute as contemplated by Section 11.2, such Dispute shall be submitted to mandatory and binding arbitration at the election of either Morgan Beaumont, on the one hand, and Client, on the other hand (the “Disputing Party”). Except as otherwise provided in this Section 11.3, the arbitration shall be pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”).

(b)          To initiate the arbitration, the Disputing Party shall notify the other Party in writing (the “Arbitration Demand”), which shall (i) describe in reasonable detail the nature of the Dispute, (ii) state the amount of the claim, (iii) specify the requested relief and (iv) name an arbitrator who (A) has been licensed to practice law in the U.S. for at least ten years, (B) is not then an employee of Client or Morgan Beaumont or an employee of an Affiliate of either Client or Morgan Beaumont, and (C) is experienced in representing clients in connection with commercial agreements (the “Basic Qualifications”). Within fifteen (15) days after the other Party’s receipt of the Arbitration Demand, such other Party shall file, and serve on the Disputing Party, a written statement (i) answering the claims set forth in the Arbitration Demand and including any affirmative defenses of such Party; (ii) asserting any counterclaim, which shall (A) describe in reasonable detail the nature of the Dispute relating to the counterclaim, (B) state the amount of the counterclaim, and (C) specify the requested relief; and (iii) naming a second

Doc1.Rev2	Morgan Beaumont. Inc. Confidential & Proprietary

arbitrator satisfying the Basic Qualifications. Promptly, but in any event within fifteen (15) days thereafter, the two arbitrators so named will select a third neutral arbitrator from a list provided by the AAA of potential arbitrators who satisfy the Basic Qualifications and who have no past or present relationships with the Parties or their counsel, except as otherwise disclosed in writing to and approved by the Parties. The arbitration will be heard by a panel of the three arbitrators so chosen (the “Arbitration Panel”), with the third arbitrator so chosen serving as the chairperson of the Arbitration Panel. Decisions of a majority of the members of the Arbitration Panel shall be determinative.

(c)          The arbitration hearing shall be held in Sarasota, Florida or at such other location as the Parties may mutually agree. The Arbitration Panel is specifically authorized to render partial or full summary judgment as provided for in the Federal Rules of Civil Procedure. In the event summary judgment or partial summary judgment is granted, the non-prevailing Party may not raise as a basis for a motion to vacate an award that the Arbitration Panel failed or refused to consider evidence bearing on the dismissed claim(s) or issue(s). The Federal Rules of Evidence shall apply to the arbitration hearing. The Party bringing a particular claim or asserting an affirmative defense will have the burden of proof with respect thereto. The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be deemed to be information subject to the confidentiality provisions of this Agreement. The Arbitration Panel will have no power or authority, under the Commercial Arbitration Rules of the AAA or otherwise, to relieve the Parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this Agreement, including, without limitation, the provisions of this Section 11.3.

(d)          Should an arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this Section 11.3, the arbitrator shall be replaced by the Party who selected such arbitrator, or if such arbitrator was selected by the two Party-appointed arbitrators, by such two Party-appointed arbitrators selecting a new third arbitrator in accordance with Section 11.3(b). Each such replacement arbitrator shall satisfy the Basic Qualifications. If an arbitrator is replaced pursuant to this Section 11.3(d) after the arbitration hearing has commenced, then a rehearing shall take place in accordance with the provisions of this Section 11.3 and the Commercial Arbitration Rules of the AAA.

(e)          At the time of granting or denying a motion for summary judgment as provided for in (c) and within fifteen (15) days after the closing of the arbitration hearing, the Arbitration Panel shall prepare and distribute to the Parties a writing setting forth the Arbitration Panel’s finding of facts and conclusions of law relating to the Dispute, including the reasons for the giving or denial of any award. The findings and conclusions and the award, if any, shall be deemed to be information subject to the confidentiality provisions of this Agreement.

(f)           The Arbitration Panel is instructed to schedule promptly all discovery and other procedural steps and otherwise to assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute. The Arbitration Panel is authorized to issue monetary sanctions against either Party if, upon a showing of good cause, such Party is unreasonably delaying the proceeding.

Doc1.Rev2	Morgan Beaumont. Inc. Confidential & Proprietary

(g)          Any award rendered by the Arbitration Panel will be final, conclusive and binding upon the Parties and any judgment hereon may be entered and enforced in any court of competent jurisdiction.

(h)          Each Party will bear a pro rata share of all fees, costs and expenses of the arbitrators, and notwithstanding any law to the contrary, each Party will bear all the fees, costs and expenses of its own attorneys, experts and witnesses; provided, however, that in connection with any judicial proceeding to compel arbitration pursuant to this Agreement or to confirm, vacate or enforce any award rendered by the Arbitration Panel, the prevailing Party in such a proceeding will be entitled to recover reasonable attorneys’ fees and expenses incurred in connection with such proceeding, in addition to any other relief to which it may be entitled.

11.4       Equitable Relief. Nothing in Sections 11.2 or 11.3 shall be construed to prevent any Party from seeking from a court a temporary restraining order or other temporary or preliminary relief pending final resolution of a Dispute pursuant to Section 11.2 or Section 11.3.

12.	TERM; TERMINATION

12.1       Term. The term of this Agreement shall commence on the Effective Date and shall continue until this Agreement is terminated as provided below. If either Party does not want this Agreement to automatically extend at the conclusion of the Original Term (or any Renewal Term, whichever is applicable), then such Party shall give the other Party written notice to that effect not less than six (6) months before the expiration of the existing term (whether the Original Term or a Renewal Term).

12.2       Termination for Cause. In the event of a material breach of this Agreement by a Party (the “Breaching Party”), the other Party (the “Non-Breaching Party”) may give written notice of such material breach specifying in reasonable detail the nature of the breach and, if the breach may be cured, the curative action which needs to be taken by the Breaching Party (the “Breach Notice”). If the Breaching Party fails to cure the material breach within thirty (30) days after receipt of the Breach Notice, then the Non-Breaching Party shall have the right to terminate this Agreement or the applicable Program Schedule under which such breach has occurred immediately upon notice; provided, however, that if the Breaching Party has commenced a cure of the breach within such 30 day period after receipt and thereafter diligently and in good faith pursues the completion of such cure, the Non-Breaching Party shall not have the right to terminate this Agreement unless the breach is not fully cured as of sixty (60) days after receipt of the Breach Notice. In addition to the foregoing termination rights, Morgan Beaumont shall have the right, at its election, to terminate this Agreement and all Program Schedules immediately by written notice, or alternatively to suspend further performance of Morgan Beaumont Services without terminating this Agreement, if (a) Client fails to pay any Charges within ten (10) days following written notice by Morgan Beaumont of Client’s delinquency, or (b) if required by the Associations.

12.3       Insolvency. Except as otherwise provided by law, either Party may terminate this Agreement by written notice to the other Party if one of the Parties (a) commences a voluntary proceeding under any Federal or state bankruptcy, insolvency or reorganization law, or (b) has

Doc1.Rev2	Morgan Beaumont. Inc. Confidential & Proprietary

such a proceeding filed against it and fails to have such proceeding stayed or vacated within thirty (30) days, or (c) upon the end of any such stay, fails to have such involuntary proceeding vacated within ten (10) business days thereafter, or (d) admits the material allegations of any petition in bankruptcy filed against it, or (e) is adjudged bankrupt, or (f) makes a general assignment for the benefit of its creditors, or if a receiver is appointed for all or a substantial portion of such Party’s assets and is not discharged within ten (10) business days after the appointment of the receiver. Any termination of this Agreement pursuant to this Section 12.3 shall be considered to be by reason of anticipatory breach of contract, and such termination shall be without prejudice to any rights the terminating Party may have by reason of such anticipatory breach.

12.4       Termination for Certain Legal Changes. If either Party reasonably concludes that this Agreement cannot be performed without violating applicable Governmental Requirements, or if the application of such Governmental Requirements impose material, additional and reasonably unavoidable costs to be incurred by Morgan Beaumont, the Parties will negotiate in good faith to modify this Agreement to the extent necessary to ensure that the Parties will be in full compliance with all applicable Governmental Requirements. If such modifications require material change in Morgan Beaumont Services or Morgan Beaumont’s cost of Morgan Beaumont Services, the Parties will negotiate in good faith to make any required change in the Charges specified in this Agreement. If the Parties cannot agree to any required changes, either Party may, by giving written notice to the other Party, terminate this Agreement as of a date specified in such notice. In addition, if any governmental authority or third party initiates any action asserting that actions by Parties under this Agreement violates any Governmental Requirements, either Party may, by giving written notice, terminate this Agreement as of a date specified in such notice.

12.5       Transition/Wind-Down Period. Upon termination, subject to approvals from the Associations, Morgan Beaumont will continue to operate and maintain the Transaction Card Program(s), including providing Morgan Beaumont Services, for up to six (6) months following the date of termination (the “Wind-Down Period”) to allow the Morgan Beaumont Services to continue without interruption or adverse effect and to facilitate the orderly transfer of responsibility for the Morgan Beaumont Services to Client or its designee. During the Wind-Down Period both Morgan Beaumont and Client will continue to be bound by and perform their respective obligations and responsibilities under this Agreement with respect to Transaction Cards, including authorization, processing, and settlement of Transaction Card transactions and corrections thereto, recordkeeping, statement issuance, and customer support. For the Charges specified in the Program Schedule, Morgan Beaumont shall cooperate in good faith and take any and all actions necessary to assist Client in the smooth transition of the Morgan Beaumont Services to Client or its designee, including by (i) making any and all regulatory filings, and otherwise complying with all applicable Governmental Requirements or Operating Rules, necessary to effect the transition of the Morgan Beaumont Services to Client or its designee, and (ii) executing and delivering any and all documents, files, information, data or other materials necessary to effect the transition of the Morgan Beaumont Services to Client or its designee. In no event will Morgan Beaumont be required to disclose to any service provider as part of wind-down efforts any Confidential Information of Morgan Beaumont. The terms of this Agreement

Doc1.Rev2	Morgan Beaumont. Inc. Confidential & Proprietary

will govern the provision of Morgan Beaumont Services and the conduct of the Parties during the Wind-Down Period.

13.	INDEMNIFICATION

13.1	Morgan Beaumont Indemnity.

(a)          Morgan Beaumont shall indemnify, defend, and hold harmless Client and its representatives, successors and permitted assigns from and against any and all claims made or threatened by any third party and all related losses, expenses, damages, costs and liabilities, including reasonable attorneys’ fees and expenses incurred in investigation or defense, regardless of the theory of liability or the nature of the legal proceeding (“Damages”), to the extent such Damages arise out of or relate to the following: (i) any negligent act or omission by Morgan Beaumont, its representatives or any subcontractor engaged by Morgan Beaumont in the performance of Morgan Beaumont’s obligations under this Agreement; or (ii) any material breach in a representation, covenant or obligation of Morgan Beaumont contained in this Agreement.

(b)          Morgan Beaumont shall indemnify, defend and hold Client harmless from and against any and all claims made or threatened by any third party and all related Damages incurred by Client on account of such third party’s claim of infringement or misappropriation resulting from Client’s use of the Morgan Beaumont System or Morgan Beaumont Content (excluding Client Content or Client Marks) of any valid U.S. patent, copyright, trademark, trade secret or other Intellectual Property Right. The foregoing obligation does not apply with respect to the Morgan Beaumont System, Morgan Beaumont Content, or portions or components thereof or services (i) not supplied by Morgan Beaumont (e.g. third party software, services, telecommunications or technology); or (ii) that are combined with other products, processes or materials not supplied by Morgan Beaumont where the alleged infringement relates to such combination. Morgan Beaumont shall also not have any obligation with respect to further damages arising from Client’s continued use of infringing intellectual property after Morgan Beaumont has provided and implemented modifications to the Morgan Beaumont System or Morgan Beaumont Content, as applicable, that do not continue to infringe upon or misappropriate the third party’s claimed rights, and Morgan Beaumont has notified Client in writing that the purpose of the modification is to avoid further infringement or misappropriation. In the event such a claim by a third party, in Morgan Beaumont’s judgment, causes Client’s quiet enjoyment and use of the Morgan Beaumont System or Morgan Beaumont Content to be seriously endangered or disrupted, or if either party reasonably believes that such is likely, Morgan Beaumont will, at its option, do one of the following: (i) replace the Morgan Beaumont System or Morgan Beaumont Content, without additional charge, with a compatible, functionally equivalent and non-infringing system; (ii) modify the Morgan Beaumont System or Morgan Beaumont Content to avoid the infringement; (iii) obtain a license to continue use of the Morgan Beaumont System or Morgan Beaumont Content for the term of this Agreement and pay any additional fees required for such a license; or (iv) if none of the foregoing alternatives are practical, in Morgan Beaumont’s business judgment, indemnify Client as set forth above and terminate the affected Program Schedules for convenience. The foregoing sets forth Morgan Beaumont’s exclusive liability and Client’s exclusive remedies with respect to claims for infringement.

Doc1.Rev2	Morgan Beaumont. Inc. Confidential & Proprietary

13.2      Client Indemnity. Client shall indemnify, defend, and hold harmless Morgan Beaumont and its representatives, successors and permitted assigns from and against any and all claims made or threatened by any third party and all related Damages, to the extent such Damages arise out of or relate to the following: (a) any negligent act or omission by Client, or its representatives in the performance of Client’s obligations under this Agreement; (b) any material breach in a representation, covenant or obligation of Client contained in this Agreement; or (c) any claims that the Client Content or Client Marks or the use, reproduction or modification of the Client Content or Client Marks as permitted by this Agreement, has violated, misappropriated or infringed the Intellectual Property Rights of any third party.

13.3      Mutual Indemnity. Morgan Beaumont and Client each agree to indemnify, defend and hold harmless the other, and their respective Affiliates, officers, directors, employees, agents, successors, and assigns, from any and all Damages and threatened Damages to the extent they arise from or in connection with any of the following third party claims (excluding, in the case of Client, claims by Affiliates, and, in the case of Morgan Beaumont, claims by subcontractors, third party contractors and suppliers used by Morgan Beaumont in providing the Morgan Beaumont Services): (a) the death or bodily injury of any agent, employee, customer, business invitee, business visitor or other person caused by the negligence or other tortious conduct of the indemnitor; (b) the damage, loss or destruction of any real or tangible personal property caused by the negligence or other tortious conduct of the indemnitor; and (c) any claim, demand, charge, action, cause of action, or other proceeding asserted against the indemnitee but resulting from an act or omission of the indemnitor in its capacity as an employer or potential employer of a person.

13.4       Indemnification Procedure. In the event a claim by a third party for which indemnification may be available under this Agreement is made or filed against a Party or any Entity, the Party against which the claim, suit or proceeding is made (the “Indemnified Party”), shall promptly notify the other Party (the “Indemnifying Party”) in writing of the claim, suit or proceeding. The Indemnifying Party, within thirty (30) days, or such shorter period as is required to avoid any prejudice in the claim, suit or proceeding, after the notice, may elect to defend, compromise, or settle the third party claim, suit or proceeding at its expense. In any third party claim, suit or proceeding which the Indemnifying Party has elected to defend, compromise or settle, the Indemnifying Party shall not after the election be responsible for the expenses, including counsel fees, of the Indemnified Party but the Indemnified Party may participate therein and retain counsel at its own expense. In any third party claim, suit or proceeding the defense of which the Indemnifying Party shall have assumed, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the consent of the Indemnifying Party and the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement affecting the Indemnified Party to the extent that the judgment or settlement involves more than the payment of money without the written consent of the Indemnified Party. The Indemnified Party shall provide to the Indemnifying Party all information, assistance and authority reasonably requested in order to evaluate any third party claim, suit or proceeding and effect any defense, compromise or settlement.

13.5       Limitation on Claims. Any claim for indemnification under this Agreement must be made prior to the earlier of: (a) two years after the Party claiming indemnification becomes aware of the event for which indemnification is claimed, or (b) seven years after the earlier of the termination of this Agreement or the expiration of the term of this Agreement.

Doc1.Rev2	Morgan Beaumont. Inc. Confidential & Proprietary

14.	GENERAL

14.1      Independent Contractor Relationship. Morgan Beaumont is serving as an independent contractor to Client under this Agreement. Nothing in this Agreement shall be deemed or construed to create the relationship of partnership or joint venture between the Parties, it being understood that neither the method of computing compensation nor any other provision contained in this Agreement shall be deemed to create any relationship between the Parties other than the relationship of independent parties contracting for services. Neither Party has, and shall not hold itself out as having, any authority to enter into any contract or create any obligation or liability on behalf of, in the name of, or binding upon the other Party.

14.2      Notices. Any notices to be given hereunder to any other Party, including any notice of a change of address, shall be in writing and shall be deemed validly given if (a) delivered personally, (b) sent by overnight or second day express delivery service. (c) sent by registered or certified mail, postage prepaid, return receipt requested, or (d) sent by confirmed facsimile, as follows:

If to Client:

No Borders, Inc.
18301 Von Karman Ave., Suite 1000
Irvine, CA 92612
Attn: Jorge Hinojosa
Fax: 949-253-9097

If to Morgan Beaumont:

Morgan Beaumont, Inc.

6015 31 St East

Bradenton, FL 34203

Attn: Erik Jensen

Fax: 941 753 2817

All such notices shall be deemed given on the date of actual receipt by the addressee if delivered personally, on the date of deposit with the express delivery service or the postal authorities if sent in either such manner, on the date of the facsimile confirmation if sent in such manner, and on the date of actual receipt by the addressee if delivered in any other manner.

14.3       Schedules and Attachments. Immediately following the signature page is a list of Schedules which have been attached to this Agreement before execution and are hereby incorporated by reference. Following execution of this Agreement, certain additional Schedules and attachments may be expressly agreed upon by the Parties pursuant to the provisions of this Agreement whereupon such exhibits or attachments shall become part of this Agreement and incorporated by reference. References in this Agreement to a “Schedule” means an exhibit to this Agreement and all attachments thereto unless otherwise provided.

Doc1.Rev2	Morgan Beaumont. Inc. Confidential & Proprietary

14.4      Resolution of Conflict Between Documents. In the event of any conflict between the terms of this Agreement and any Schedule, this Agreement shall control the Parties’ rights and obligations except where this Agreement has been expressly amended in such Schedule. In the event of any conflict between the terms of any Schedule and an attachment to such Schedule, the Schedule shall control the Parties’ rights and obligations except where the Schedule has been expressly amended in such attachment.

14.5       Assignment. Each Party shall have the right to assign this Agreement to an Affiliate of such Party as well as to any successor to a substantial part of the business or assets of such Party; provided that any such assignment shall not relieve the assigning Party of its obligations under this Agreement. Morgan Beaumont shall have the right to utilize the services of subcontractors in performing the Morgan Beaumont Services, provided that Morgan Beaumont shall retain responsibility under this Agreement for all subcontracted Morgan Beaumont Services. The term “Affiliate” means an entity controlling, controlled by, or under common control with the specified Party, with control meaning (a) owning directly or indirectly more than 50% of the outstanding voting equity interests of an entity or (b) having the right directly or indirectly to appoint a majority of members of the board or other body which directs the management and policies of an entity.

14.6      Amendment or Waiver. No amendment or modification of this Agreement shall be valid unless it is in writing and signed by both Parties. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the Party who is asserted to have made the waiver; any waiver of a breach or observance of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

14.7      Headings; Captions. The headings and captions of this Agreement are included for convenience only and shall not be considered in construction of the provisions hereof.

14.8      Governing Law. This Agreement shall be governed by the laws of the State of Florida without regard to its conflicts of laws principles. Subject to the dispute resolution procedures in this Agreement, all legal proceedings relating to the subject matter of this Agreement shall be maintained in the federal courts sitting in the State of Florida (or in the state courts sitting in the State of Florida if federal court jurisdiction is not available) and each Party consents that jurisdiction and venue for any such legal proceedings shall lie exclusively with such courts.

14.9      Survival. The provisions of Sections 3.10, 3.11, 4.2, 4.3, 4.4, 5, 6, 7, 9, 11, 12.5, 13, 14.1, 14.2, 14.8 and 14.12 shall survive any expiration or termination of this Agreement.

14.10   Severability. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the remainder of this Agreement, which shall be construed as if such invalid or unenforceable provision had never been a part of this Agreement but in a manner so as to carry out as nearly as possible the Parties’ original intent.

Doc1.Rev2	Morgan Beaumont. Inc. Confidential & Proprietary

14.11   Binding Effect. This Agreement shall be binding upon and shall benefit the Parties and their respective successors and permitted assigns.

14.12   No Third Party Beneficiaries. There are no third Party beneficiaries of this Agreement.

14.13   Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

14.14   Entire Agreement. This Agreement constitutes the entire agreement between the Parties regarding the subject matter hereof and supersedes any letters of intent, memorandums of understanding, confidentiality agreements, and other agreements and communications, oral or written, between the Parties regarding such subject matter.

IN WITNESS WHEREOF, the Parties hereto have caused this Services Agreement to be duly executed and delivered by their respective officers thereto duly authorized, all as of the day and year first above written.

MORGAN BEAUMONT, INC.		NO BORDERS, INC.
By:	/s/ Erik Jensen	By:	/s/ Robert Michael Rosenfeld
Name	Erik Jensen	Name	Robert Michael Rosenfeld
Title:	President	Title:	Chief Executive Officer
Date:	April 19, 2006	Date:	April 19, 2006

Doc1.Rev2	Morgan Beaumont. Inc. Confidential & Proprietary

SCHEDULE A

TO

SERVICES AGREEMENT

FORM OF

PROGRAM SCHEDULE

This Program Schedule (the “Program Schedule”) is entered into this 19 day of April 2006, by and between MORGAN BEAUMONT, INC., a Nevada corporation (“Morgan Beaumont”) and NO BORDERS, INC., a Nevada Corporation (“Client”), in accordance with the terms of the Services Agreement among the Parties dated April 19, 2006 (the “Agreement”).

1.0	Overview Summary

Morgan Beaumont will offer value load services on the SIRE Network of retail locations for the pre-paid card products issued and supported by No Borders Inc, through Central National Bank and Trust of Enid Oklahoma. (The NoboCard).

2.0	Morgan Beaumont Services Description

Morgan Beaumont will provide necessary development and provisioning on the SIRE Network to recognize the Client BIN so the Client cards can have value loaded on them at any of the SIRE retail locations.

3.0	Client Obligations

Client will establish a separate funding and settlement account for purposes of funds movement. This agreement will not have provisions for the sale of activation of any card product. Client will need to work with Morgan Beaumont to set all of the Fraud/Risk Management practices for the program.

4.0	In no event shall Morgan Beaumont be liable to any person for any damages caused by fraudulent use of the Clients card products.

5.0	Term

5.1          Scheduled Start Up Date. The Scheduled Start Up Date for Services under this Program Schedule is June 15, 2006.

5.2          Original Term. The term of this Program Schedule shall begin on the date the Start-Up activities have been successfully completed and shall extend for one (1) Processing Year (the “Original Term”), unless extended or earlier terminated in accordance with this Agreement. The first Processing Year shall commence on June 15, 2006, and continue through the last day of the twelfth calendar month thereafter. Each subsequent Processing Year shall mean a twelve (12) month period commencing on the expiration of the preceding Processing Year (“Processing Year”).

Doc1.Rev2	Morgan Beaumont. Inc. Confidential & Proprietary

5.3          Renewal Term(s). This Program Schedule shall automatically extend for additional periods of one Processing Year each (a “Renewal Term”) following the conclusion of the Original Term and each Renewal Term, if any, thereafter, unless terminated prior to such extension as provided in this Section. If either Party does not want this Agreement to automatically extend at the conclusion of the Original Term (or any Renewal Term, whichever is applicable), then such Party shall give the other Party written notice to that effect not less than six (6) months before the expiration of the existing term (whether the Original Term or a Renewal Term.

6.0	Charges

6.1          Start up fees shall be waived for initial program. This fee includes the scope work/definition of a program, set-up of a configurable program on the Morgan Beaumont SIRE Platform.

6.2          Fees. Except as set forth in this Section 7.2, the fees and charges specified in Schedule B to the Service Agreement shall apply to the Services provided to Client under this Program Schedule.

7.0	Reimbursements and Assessments

a.	Client shall be responsible for and billed directly for any Association dues, fees and assessments.

c.	Client shall pay all courier expenses associated with the transportation of reports and documents from Client to Morgan Beaumont and from Morgan Beaumont to Client.

d.

Morgan Beaumont agrees to act as an agent on behalf of Client and Client shall reimburse Morgan Beaumont for the purchase on Client’s behalf of the postage required for materials mailed by Morgan Beaumont on behalf of Client. The amount reimbursed by Client to Morgan Beaumont for postage while this Agreement is in effect will be the then current first class postage rate for all mailings mailed by Morgan Beaumont on behalf of Client.

8.0	Commissions

a. Morgan Beaumont will pay Client a commission of X from each value load to a Client card that, is performed at a SIRE Network retail location.

b. Morgan Beaumont will pay Client a commission of X from each SIRE Network Merchant identified and approved to become part of the SIRE Network.

Doc1.Rev2	Morgan Beaumont. Inc. Confidential & Proprietary

IN WITNESS WHEREOF, pursuant and in accordance with the Services Agreement between the Parties, the Parties have executed this Program Schedule as of April 19, 2006.

NO BORDERS, INC.

By: /s/ Robert Michael Rosenfeld

Print: Robert Michael Rosenfeld

Title: Chief Executive Officer

MORGAN BEAUMONT, INC.

By: /s/ Erik Jensen

Print: Erik Jensen

Title: President

Doc1.Rev2	Morgan Beaumont. Inc. Confidential & Proprietary